Exhibit 99.1


Digital Impact Reports Share Distribution by Original Venture Capital
       Investor; Company Reaffirms Quarterly Financial Forecast

   SAN MATEO, Calif.--(BUSINESS WIRE)--Jan. 5, 2004--Digital Impact, Inc. (Nasdaq:DIGI), the premier provider of online direct marketing solutions for enterprises, announced today that it has been advised by Institutional Venture Partners (IVP) that IVP will distribute the majority of its investment in Digital Impact, approximately 2.4 million common shares, to its partners following the close of business today. IVP has been an investor in Digital Impact since 1998.
   According to IVP, the decision to distribute shares to its investors was made in accordance with the standard procedures used by IVP for similar investments. Smith Barney will manage the distribution.
   Ruthann Quindlen, an IVP Managing Director, has served on Digital Impact's board of directors since 1998. "We are proud to have been a financial supporter of the Company over the years, and are pleased by Digital Impact's emergence as an industry leader since our initial investment in 1998," said Quindlen.
   Separately, Digital Impact reaffirmed its quarterly financial forecasts for the fiscal third quarter ended December 31, 2003. The Company had previously forecasted revenues in the range of $11.2 to $11.8 million and earnings per share in the range of $0.00 to $0.01. "This most recent quarter continues to demonstrate Digital Impact's industry leadership, as we added several new Fortune 500 clients while sending more email than in any quarter in our history," said William Park, Chairman and CEO of Digital Impact.

   About Digital Impact

   Digital Impact is the premier provider of online direct marketing solutions for enterprises, including market leaders such as Citibank, Dell, MasterCard and Hewlett-Packard. Digital Impact's solutions enable corporations to create and deliver highly successful email marketing programs that drive revenue, influence behavior and deepen customer relationships. Digital Impact provides deep customer insight and powerful execution through a combination of hosted web applications, messaging technology infrastructure and professional services. Digital Impact is a member of the TRUSTe Privacy Program and works only with companies that are advocates of strict consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, Los Angeles, New York, London and Singapore. The company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.

   Safe Harbor Statement

   The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, including statements regarding Digital Impact's expectations, beliefs, hopes, intentions, projections or strategies regarding the future. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include, but are not limited to, the following: that due to possible conditions such as the loss of clients, the inability to collect fees for services performed, the reduction in campaign volume for existing clients, reduced demand for the Company's services, price pressure from the Company's competition and the inability to adequately reduce expenses, the Company's performance projections may not be met. Further risks are detailed in Digital Impact's filings with the Securities and Exchange Commission, including its most recent Reports on Forms 10-K and 10-Q.

   Note to Editors: Digital Impact is a registered trademark of Digital Impact, Inc. All other brands or trademarks are the property of their respective owners.

    CONTACT: Digital Impact, Inc.
             David Oppenheimer, 650-356-3400 (Chief Financial Officer)
                 or
             Kalt Rosen & Co.
             Howard Kalt/Pierre Hirsch, 415-397-2686
             Kalt@KRC-IR.com